SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

Date of Report (Date of earliest event reported): February 12, 2007

American Basketball Association, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-51464	87-0376691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9421 Holliday Road
Indianapolis, Indiana 4620
(Address of Principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 844-7502

 (Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registration under any of the following provisions (se General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 12, 2007, Joseph Newman and David Newman (the “Plaintiffs”) filed an Application for a Temporary Restraining Order and Motion for Order to Show Cause why a Preliminary Injunction Should Not be Entered (the “TRO”) with the United States District Court for the Southern District of Indiana against Thomas E. Doyle, John Salley, A.J. Discala, David Howitt and Brax Capital Group, LLC (the “Defendants”). In addition, the Plaintiffs also filed a Verified Complaint (the “Complaint”) against the Defendants alleging breach of contract, breach of fiduciary duty - negligent mismanagement, interference with prospective economic advantage, infliction of emotional distress, civil conspiracy and violation of the Securities Exchange Act of 1934 (the “Exchange Act”).

The TRO is seeking to prevent the Defendants from implementing actions taken by the Board of Directors of the Company and the Company’s wholly-owned subsidiary, American Basketball Association, Inc., an Indiana corporation, on January 31, 2007 and February 7, 2007 in connection with the removal of Joseph Newman as an officer of the Company, appointing Todd Demoss as interim CEO, removing Joseph Newman and Connie Newman as signatories for all bank accounts, appointing Thomas Doyle as President of the Company and creating a committee to review all actions taken by Joseph Newman among other items (the “Corporate Actions”). The TRO is also seeking to require the Defendants to file a Schedule 13D under the Exchange Act.

In connection with the Complaint, the Plaintiffs are seeking compensatory damages, punitive damages, injunctive relief and attorneys’ fees and costs as a result of Plaintiff’s actions surrounding the Corporate Actions.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Basketball Association, Inc.

Dated: February 16, 2007	By: /s/ Darren Cioffi
Name: Darren Cioffi
Title: CFO